TOTAL PROTECTION RIDER

This Rider is attached to and made part of this Contract as of the Contract Date, or if later, the date shown below. All terms of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the terms of this Rider and the terms of the Contract, the terms of this Rider shall prevail over the terms of the Contract.

This Rider provides the following benefits, which are described below: (1) Guaranteed Minimum Withdrawal Benefit; (2) Guaranteed Minimum Death Benefit; and (3) Guaranteed Minimum Accumulation Benefit. This Rider may be purchased on the Contract Date or on any Contract Anniversary; provided that the age of each Owner and Annuitant is 79 or younger on the date of purchase. The date of purchase is the Start Date of this Rider as shown on Page 7 hereof.

Definition of Terms - Terms not defined in this Rider shall have the meaning given to them in the Contract. For purposes of this Rider, the following definitions apply:

Annual Amount - The amount that can be withdrawn under the Guaranteed Minimum Withdrawal Benefit ("GMWB") each Contract Year. The Annual Amount is an amount equal to [5%] of: (1) the first Purchase Payment including any Credit Enhancement if a Credit Enhancement Rider is in effect; or (2) Contract Value on the Start Date of the Rider if the Rider is issued on a Contract Anniversary after the Contract Date. The Annual Amount shall be adjusted in the event of: (1) subsequent purchase payments to the Contract; (2) Withdrawals from the Contract in excess of the Annual Amount; or (3) Reset.

Benefit Amount - An amount equal to: (1) [100%] of the first Purchase Payment including any Credit Enhancement if a Credit Enhancement Rider is in effect; or (2) [100%] of Contract Value on the Start Date of the Rider if the Rider is issued on a Contract Anniversary after the Contract Date.

Remaining Benefit Amount - The amount available for future Withdrawals made under the GMWB. This Amount is recalculated upon: (1) Withdrawals; (2) additional purchase payments; and (3) Resets.

Reset - Under the GMWB, an increase in the Remaining Benefit Amount to an amount equal to [100%] of the Contract Value, as of the Reset Date. Under the Guaranteed Minimum Death Benefit ("GMDB"), a change in the GMDB to an amount equal to [100%] of the Contract Value, as of the Reset Date. Under the Guaranteed Minimum Accumulation Benefit ("GMAB"), a change in the GMAB amount for a new Term starting as of the Reset Date to an amount equal to [100%] of the Contract Value, as of the Reset Date.

Reset Date - Any Valuation Date after the fifth (5th) anniversary of the Start Date of this Rider on which you elect a Reset of the Remaining Benefit Amount, GMDB and GMAB. Any subsequent Reset Date shall be on or after the fifth (5th) anniversary of the most recent Reset Date.

Term - For the GMAB, the ten-year period starting on the Start Date of this Rider, or in the event of a Reset, the ten-year period starting on the Reset Date.

Withdrawal - For purposes of this Rider, the term "Withdrawal" includes any applicable withdrawal charges, any forfeited Credit Enhancements, and charges for premium taxes and/or other taxes, if any. Amounts withdrawn under this Rider will reduce the Contract Value by the amount withdrawn and will be subject to the same conditions, limitations, restrictions and all other fees, charges and deductions, if applicable, as Withdrawals otherwise made under the terms of the Contract.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT

Subject to the terms and conditions described herein, the GMWB allows for Withdrawals of the Annual Amount each Contract Year, regardless of market performance until the Remaining Benefit Amount equals zero.

The GMWB also provides that, on any Valuation Date after the fifth (5th) anniversary of the Start Date of this Rider, you may elect to Reset the Remaining Benefit Amount to an amount equal to [100%] of the Contract Value; provided that the Contract Value on the Reset Date is greater than the Remaining Benefit Amount.

Determining Initial Values - The Benefit Amount, Remaining Benefit Amount and Annual Amount are first set on the Start Date of this Rider.

If this Rider is purchased on the Contract Date, the Benefit Amount and Remaining Benefit Amount are an amount equal to [100%] of the first Purchase Payment, including any Credit Enhancement if a Credit Enhancement Rider is in effect.

If this Rider is purchased on a Contract Anniversary, the Benefit Amount and Remaining Benefit Amount are an amount equal to [100%] of the Contract Value on that Contract Anniversary.

The Annual Amount on the Start Date of this Rider is an amount equal to: (1) [5%] of the first Purchase Payment including any Credit Enhancement if a Credit Enhancement Rider is in effect; or (2) [5%] of Contract Value if the Rider is effective on a Contract Anniversary.

Subsequent Purchase Payments - Purchase Payments received after the Start Date of this Rider will result in an adjustment to the Remaining Benefit Amount and Annual Amount. The adjustments will be made on the Valuation Date following the Valuation Period in which such subsequent Purchase Payment is received.

Upon receipt of a Purchase Payment after the Start Date of this Rider, we will increase the Remaining Benefit Amount by an amount equal to [100%] of such Purchase Payment including any Credit Enhancement if a Credit Enhancement Rider is in effect. The Annual Amount will be increased by an amount equal to [5%] of such Purchase Payment including any Credit Enhancement, if applicable.

Annual Amount - While this Rider is in effect, you may withdraw up to the Annual Amount each Contract Year without any adjustment to the Benefit Amount, regardless of market performance until the Remaining Benefit Amount equals zero. Withdrawals in a Contract Year of an amount up to the Annual Amount shall reduce the Remaining Benefit Amount by the total amount of such Withdrawals. Such Withdrawals may be taken in a lump sum, in multiple Withdrawals or in a series of pre-authorized Withdrawals within the Contract Year. Any portion of the Annual Amount not withdrawn during a Contract Year may not be carried over to the next Contract Year.

Withdrawals of the Annual Amount are not subject to a Withdrawal Charge; however, such amounts reduce the amount available for Withdrawal under the Free Withdrawal term of the Contract. For the purpose of calculating the Withdrawal Charge on future Withdrawals that exceed the Annual Amount, Withdrawals of the Annual Amount do not reduce purchase payments.

If a Withdrawal causes the total amount withdrawn during the Contract Year to exceed the Annual Amount, SBL will reduce the Remaining Benefit Amount and Annual Amount in the same proportion as the excess Withdrawal reduces Contract Value reduced by any Annual Amount that is being withdrawn. For example, assuming: (1) a Benefit Amount of $100,000; (2) a Remaining Benefit Amount of $80,000; (3) an Annual Amount of $5,000; and (4) a Contract Value of $40,000; and further assuming (5) a Withdrawal of $8,000 (an excess of $3,000 over the Annual Amount); the reduction of the Remaining Benefit Amount and Annual Amount would be calculated as follows:

Excess Withdrawal Amount		$ 3,000
	=		= 0.0857
Contract Value less Annual Amount that is being withdrawn		$35,000

Annual Amount of $5,000 multiplied by 0.0857 = $428.50 for a reduced Annual Amount of $4,571.50

Remaining Benefit Amount of $80,000 less Withdrawal of Annual Amount of $5,000 = $75,000 which is multiplied by 0.0857 = $6,427.50 for a reduced Remaining Benefit Amount of $68,572.50

In no event may a Withdrawal exceed the greater of Contract Value or the available Annual Amount. As set forth below, the Rider and Contract will automatically terminate in the event of a full Withdrawal of Contract Value pursuant to Withdrawal of an amount that exceeds the Annual Amount for that Contract Year.

If at any time, the Contract Value is less than the Annual Amount, the following will apply:

  Withdrawals will be limited to an amount up to the Annual Amount, until the Remaining Benefit Amount is reduced to zero;

  Withdrawals will be paid under a series of pre-authorized Withdrawals under a monthly, quarterly, semiannual or annual payment frequency, as elected by the Owner;

  No additional Purchase Payments will be accepted under the Contract;

  Any Remaining Benefit Amount will not be available for payment in a lump sum or may not be applied to provide payments under an Annuity Option; and

  This Rider and the Contract will effectively terminate on the Valuation Date following the day the last Withdrawal, under the series of pre-authorized Withdrawals, reduces the Remaining Benefit Amount to zero.

Termination of GMWB - The GMWB will terminate upon the earlier of termination of this Rider as discussed below, or upon reduction of the Remaining Benefit Amount to zero. No Reset is available after termination of the GMWB. The GMWB may not be reinstated by purchase payments or otherwise after termination.

GUARANTEED MINIMUM DEATH BENEFIT

The "Death Benefit" section of the Contract is deleted and replaced with the following:

Death Benefit - If any Owner dies prior to the Annuity Start Date, a Death Benefit will be paid to the Designated Beneficiary ("Beneficiary") when due Proof of Death and instructions with regard to payment for each such Beneficiary are Received by SBL. If any Owner is a Non-natural Person, the Death Benefit will be paid upon the death of the Annuitant or a Joint Owner that is a natural person prior to the Annuity Start Date. The Death Benefit proceeds will be the Death Benefit reduced by any Premium Taxes due or paid by SBL and any pro rata Account Charge.

The Death Benefit is determined as of the date due proof of death and instructions with regard to payment for each Beneficiary are Received by SBL and will be the greatest of:

  The sum of all Purchase Payments, not including any Credit Enhancement if a Credit Enhancement Rider is in effect, made by the Owner less the sum of all partial Withdrawals and Withdrawal Charges deducted from Contract Value;

  The Contract Value, less any Credit Enhancements applied during the 12 months prior to the date of the Owner's death; or

  The GMDB as described below, less any Credit Enhancements applied during the 12 months prior to the date of the Owner's death.

GMDB - The GMDB is equal to Purchase Payments including any Credit Enhancement if a Credit Enhancement Rider is in effect, net of any Premium tax, made to your Contract, less an adjustment for each Withdrawal from your Contract, increased at the annual effective rate of [5%], to the earlier of the date due proof of death and instructions with regard to payment for each Beneficiary are Received by SBL or the Contract Anniversary following the Owner's 80th birthday. The GMDB amount is calculated as of each of the following Valuation Dates:

  Each Contract Anniversary;
  The date of any Purchase Payment or Withdrawal; and
  The date due proof of death and instructions with respect to payment for each Beneficiary are Received by SBL.

The GMDB on any such Valuation Date is:

  The first Purchase Payment including any Credit Enhancement if a Credit Enhancement Rider is in effect, net of any Premium tax, increased at the annual rate of interest, to the current Valuation Date; plus

  Any Purchase Payment including any Credit Enhancement if a Credit Enhancement Rider is in effect, net of Premium tax, received since GMDB was last calculated; less in the event of Withdrawal

  An amount equal to that portion of the Withdrawal that does not exceed the Annual Amount under this Rider; and less

  A pro rata adjustment for that portion, if any, of the Withdrawal that exceeds the Annual Amount under the Rider. The adjustment for each such Withdrawal is calculated by multiplying the GMDB amount prior to the Withdrawal, less any Annual Amount included in the Withdrawal, by the ratio of (1) to (2) where: (1) is equal to the amount of the Withdrawal in excess of the Annual Amount; and (2) is equal to the Contract Value immediately prior to the Withdrawal less any Annual Amount included in the Withdrawal.

The annual rate of interest will take into account the timing of when each Purchase Payment and Withdrawal occurred. This is accomplished by applying a daily factor to the GMDB as of each Valuation Date. The annual rate of interest may vary among Accounts. The annual rate of interest will stop accruing as of the earliest of:

  The Contract Anniversary following the date the oldest Owner reaches his or her 80th birthday, or if any Owner is a Non-natural Person, the Contract Anniversary following the date the oldest of any Annuitant or Joint Owner that is a natural person reaches his or her 80th birthday;

  The Annuity Start Date;

  The date due proof of death and instructions with regard to payment for each Beneficiary are Received by SBL; or

  The six month anniversary of the Owner's date of death.

Purchase Payments and Withdrawals will affect the GMDB as discussed above. SBL will adjust GMDB for each Account in the same proportion as such Purchase Payments and Withdrawals are applied to each Account.

Limit on GMDB Amount - Notwithstanding any term of this Rider to the contrary, the GMDB shall not exceed your Purchase Payments, not including any Credit Enhancement if a Credit Enhancement Rider is in effect, net of any Premium tax and net of any purchase payments made during the 12 months preceding the Owner's date of death, and less the sum of all partial Withdrawals, including charges, deducted from Contract Value, times [200%].

Notwithstanding the foregoing, if due proof of death and instructions with regard to payment for each Beneficiary are not received by SBL within six months of the date of the Owner's death, the Death Benefit will be the Contract Value on the date due proof of death and instructions with regard to payment are received by SBL.

Payment of GMDB - If a lump sum payment is requested, the payment will be made in accordance with any laws that govern the payment of Death Benefits. The Beneficiary may choose to receive the Death Benefit in the form of annuity payments under one of the Annuity Options, subject to any requirements under applicable law.

Termination of GMDB - The GMDB will terminate upon the earlier of termination of this Rider as discussed below, payment of any death benefit, or any Valuation Date as of which the GMDB calculation is equal to zero. No reset is available after termination of the GMDB. The GMDB may not be reinstated by purchase payments or otherwise after termination.

GUARANTEED MINIMUM ACCUMULATION BENEFIT

Subject to the terms and conditions described herein, SBL will increase your Contract Value to the Guaranteed Minimum Accumulation Benefit ("GMAB") amount (as defined below), if at the end of the Term, Contract Value is less than that amount.

GMAB - The GMAB is equal to (a) plus (b) minus (c) and (d) as defined below:

  An amount equal to [105%] of: (1) the first purchase payment, including any Credit Enhancement if a Credit Enhancement Rider is in effect; or (2) Contract Value as of the Start Date of the Rider if the Contract is purchased on a Contract Anniversary; plus

  An amount equal to [105%] of any subsequent purchase payments (including any Credit Enhancement if a Credit Enhancement Rider is in effect) made during the first three years of the Term (see chart below); less in the event of Withdrawal

  An amount equal to that portion of the Withdrawal that does not exceed the Annual Amount under this Rider; and less

  A pro rata adjustment for that portion, if any, of the Withdrawal that exceeds the Annual Amount under the Rider. The adjustment for each such Withdrawal is calculated by multiplying the GMAB amount prior to the Withdrawal, less any Annual Amount included in the Withdrawal, by the ratio of (1) to (2) where: (1) is equal to the amount of the Withdrawal in excess of the Annual Amount; and (2) is equal to the Contract Value immediately prior to the Withdrawal less any Annual Amount included in the Withdrawal.
Number of Years Since Start of Term	Percentage of Purchase Payment Added to GMAB Amount
1 through 3	[105%]
4 through 10	[0%]

Payment of Additional Amount - On the last day of the Term, SBL will apply an additional amount to the Contract if the Contract Value on that date is less than the GMAB amount. The additional amount will be equal to the difference between the Contract Value on the last day of the term and the GMAB amount. The additional amount will be allocated among the Accounts in the same proportion as Contract Value is allocated on the last day of the Term. No additional amount will be applied if the Contract Value on the last day of the term is greater than the GMAB amount.

If, on the last day of the Term, the Contract is annuitized, the death of the Owner occurs, or a full Withdrawal of Contract Value is made, the Contract Value will reflect any such additional amount, prior to the payment of any annuity, death or full Withdrawal benefit.

Termination of GMAB - The GMAB will terminate upon the earlier of termination of this Rider as discussed below, any payment of the additional amount, expiration of any Term, or any Valuation Date as of which the GMAB is equal to zero. No Reset is available following termination of the GMAB. The GMAB may not be reinstated by purchase payments or otherwise following termination.

GENERAL PROVISIONS

Election of Reset - You may elect, on any Valuation Date after the fifth (5th) anniversary of the Start Date of this Rider and before the Annuity Start Date, to Reset: (1) the Remaining Benefit Amount to an amount equal to [100%] of the Contract Value as of the Reset Date; (2) the GMDB to an amount equal to [100%] of the Contract Value as of the Reset Date; and (3) the GMAB to an amount equal to [100%] of the Contract Value as of the Reset Date. The Reset election must be made as to all or none of the Remaining Benefit Amount, GMDB and GMAB.

The Rider Charge may change if you elect a Reset. However, the Rider Charge will never exceed the maximum charge set forth below. If the Reset is never elected, SBL guarantees that the Rider Charge established on the Start Date of this Rider will not change.

The election to Reset must be received, in a form acceptable to SBL, at the Home Office. The Reset election shall be effective as of the close of the Valuation Period in which it is received at our Home Office; provided, however, that SBL will accept a Reset election only if Contract Value as of the date of receipt of the Reset election exceeds the Remaining Benefit Amount. Any request to Reset received as of a date in which the Contract Value does not exceed the Remaining Benefit Amount shall be void, and the Owner must submit a new Reset request. Any such Reset request will be effective as of the date of receipt; provided that Contract Value on that date exceeds the Remaining Benefit Amount.

On each Reset Date, SBL will:

  Reset the Remaining Benefit Amount to an amount equal to [100%] of the Contract Value on the Reset Date; and

  Reset the Annual Amount to equal [5%] of the adjusted Remaining Benefit Amount; provided that such amount is greater than the Annual Amount in effect immediately prior to the Reset (if such amount is not greater than the Annual Amount in effect immediately prior to the Reset, the Annual Amount will not change); and

  Reset the GMDB to an amount equal to [100%] of the Contract Value on the Reset Date (the GMDB shall then be adjusted for purchase payments and Withdrawals occurring after the Reset Date and shall accrue interest as set forth under GMDB above); and

  Reset the GMAB to an amount equal to [100%] of the Contract Value on the Reset Date. A new Term shall begin as of the Reset Date. Whether any GMAB is due shall be determined as of the ten-year anniversary of the Reset Date; provided that no further Reset is elected during that Term.

Once a Reset has been elected and is in effect, another Reset may not be elected until on or after the fifth (5th) anniversary of the most recent Reset Date. SBL will confirm your Reset election in writing. SBL reserves the right to require that: (1) the Reset Date be a Contract Anniversary; and (2) any request to Reset be received within 30 days of the Contract Anniversary.

Continuation of Rider if Surviving Spouse Continues Contract - If the Owner dies while this Rider is in effect, the surviving spouse of the deceased Owner may elect to continue the Contract in accordance with its terms. Provided that the surviving spouse has not yet attained age 80 as of the date of the Owner's death, the surviving spouse may elect to also continue this Rider in accordance with its terms. The option to continue this Rider is available only upon the first death of any Owner and is not available upon the death of the surviving spouse. If the surviving spouse is younger than age 80 as of the date of the Owner's death and elects to continue the Rider, then the provisions of this Rider will continue, unless otherwise terminated, and no death benefit will be paid under the Contract in connection with the death of the Owner. In the event that the Rider is continued, any reference to the Contract Anniversary following the Owner's 80th birthday shall be deemed to refer the Contract Anniversary following the 80th birthday of the surviving spouse (or the oldest Joint Owner with such surviving spouse) and any reference to the six-month anniversary of the Owner's date of death shall be deemed to refer to the six-month anniversary of the date of death of the surviving spouse (or any Joint Owner with the surviving spouse). Further, any reference to receipt of due proof of death and instructions with regard to payment within six months of the date of the Owner's death, shall refer to the date of death of the surviving spouse (or any Joint Owner with the surviving spouse), and any reduction of the death benefit for Credit Enhancements received during the 12 months prior to the date of the Owner's death, shall refer to the date of death of the surviving spouse (or any Joint Owner with the surviving spouse).

If the surviving spouse is age 80 or older as of the date of the Owner's death, this Rider shall terminate as set forth below.

Termination of Rider - This Rider will automatically terminate on the earliest of the dates indicated below:

  upon any Valuation Date as of which Contract Value is zero and the Remaining Benefit Amount is reduced to zero;

  upon any Valuation Date as of which a full Withdrawal of Contract Value is made in an amount that exceeds the Annual Amount;

  the date of the first death of an Owner or, if any Owner is a Non-natural Person, upon the death of the Annuitant or a Joint Owner that is a natural person; provided that if the surviving spouse of the deceased Owner elects to continue the Contract in accordance with its terms, then the provisions of this Rider will continue, unless otherwise terminated;

  the Valuation Date as of which the Contract is terminated in accordance with the terms of the Contract; or

  the Annuity Start Date.

The Owner may not terminate this Rider earlier than described above.

Rider Charge - SBL will deduct a charge for this Rider as set forth in the Contract. Any portion of the Rider Charge that SBL deducts from Fixed Account Contract Value (if the Fixed Account is available under the Contract) will not be greater than the annual interest credited in excess of the Guaranteed Rate.

The annual Rider Charge (not to exceed a maximum charge of [1.45%] annually) is set forth on the Contract Data Page. The Rider Charge in effect on the Start Date of this Rider will not change, unless you elect a Reset.

Subsequent Purchase Payments - For purposes of this Rider, SBL reserves the right to restrict subsequent purchase payments.

Start Date - This Rider is effective on the Contract Date, unless a later date is shown below.

All other terms and conditions of the Contract remain unchanged by this Rider.

SECURITY BENEFIT LIFE INSURANCE COMPANY

J. Michael Keefer
Secretary

Rider Start Date
(If Other Than Contract Date): __________________

V6087 (10-03)